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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): October 8, 1999

                              HOLMES PRODUCTS CORP.

               (Exact Name of Registrant as Specified in Charter)


Massachusetts                      333-44473                 04-2768914
                                   333-77905

(State of Other Jurisdiction       (Commission File          (IRS Employer
Incorporation)                     Numbers)                  Identification No.)

                     233 Fortune Boulevard, Milford MA 01757
               (Address of Principal Executive Offices) (Zip Code)

       Registrant's telephone number, including area code: (508) 634-8050

                                 Not applicable

          (Former Name or Former Address, if changed since Last Report)

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Item 5.    Other Events.

           On October 8, 1999, pursuant to the Asset Purchase Agreement (the "Agreement") dated October 1, 1999 by and among Holmes Products Corp. ("Holmes"), its wholly owned subsidiary, The Rival Company ("Rival") and Sta-Rite Industries ("Sta-Rite"), Sta-Rite consummated the purchase of substantially all of the assets of Rival's Simer Pump business unit ("Simer"). Simer is engaged in the design, manufacture, marketing and sale of water systems involving pumping or drainage. Simer accounted for net sales of approximately $19.0 million during the twelve months ended June 30, 1999. The purchase price for Simer was the result of arm's length negotiations among the parties. Sta-Rite is a subsidiary of WICOR, Inc. of Delavan, Wisconsin.

           The Agreement is filed herewith as Exhibit 10.1 and is incorporated herein by reference. The press release issued by Holmes in connection with the consummation of the transaction is filed herewith as Exhibit
           99.1 and is incorporated herein by reference.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

           (a)    Financial Statements of Businesses Acquired.

                  Not applicable.

           (b)    Pro Forma Financial Information.

                  Not applicable.

           (c)    Exhibits.

                  10.1 Asset Purchase Agreement by and among Sta-Rite Industries, Inc., The Rival Company and Holmes Products Corp. dated October 1, 1999

                  99.1     Text of Press Release dated October 8, 1999

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    Holmes Products Corp.
                                    (Registrant)



                                    By: /s/Ira B. Morgenstern
                                    Name: Ira B. Morgenstern
                                    Title:   Senior Vice President - Finance